Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:

Evergreen Health Care Fund
		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A		0		0	6,996,665	23.09
Class B		0		0	4,118,899	21.60
Class C		0		0	3,070,861	21.58
Class I		0		0	   403,364	23.64

Evergreen Utility and Telecommunications Fund
		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A		26,601,135	0.92	30,417,081	16.69
Class B		4,084,804	0.79	  4,654,165	16.69
Class C		4,719,501	0.80	  7,373,819	16.69
Class I		197,678	0.95	     219,957	16.72